EXHIBIT 99.1

Epiq Systems Announces Second Quarter 2012 Results With Record Operating Revenue of $89.8 Million

KANSAS CITY, Kan., July 31, 2012 (GLOBE NEWSWIRE) -- Epiq Systems, Inc. (Nasdaq:EPIQ) today announced results of operations for the second quarter of 2012 with record operating revenue (total revenue before operating revenue from reimbursed direct costs) of $89.8 million, up 31% compared to $68.7 million for the prior year. June 30, 2012 year-to-date operating revenue was $172.7 million, up 40% compared to $122.9 million for the prior year.

On May 29, 2012, the Board of Directors increased the quarterly cash dividend to 6.5 cents per share of outstanding common stock. The new quarterly dividend rate represents a 30% increase from the prior quarterly dividend rate of 5.0 cents per share. In addition, on June 1, 2012, the Board of Directors approved a share repurchase program, authorizing up to an aggregate of $35 million in share repurchases.

Net income for the second quarter of 2012 was $5.2 million compared to $2.8 million for the year ago quarter. June 30, 2012 year-to-date net income was $7.2 million compared to $5.9 million for the prior year. Net income per diluted share for the second quarter of 2012 was $0.14 compared to $0.08 for the year ago quarter. June 30, 2012 year-to-date net income per diluted share was $0.20 compared to $0.16 for the prior year.

Second quarter 2012 Non-GAAP net income was $8.7 million, up 10% compared to $7.9 million for the year ago quarter.  June 30, 2012 year-to-date non-GAAP net income was $17.1 million, up 15% compared to $14.8 million for the prior year. Second quarter 2012 Non-GAAP net income per diluted share was $0.24, up 9% compared to $0.22 for the year ago quarter. June 30, 2012 year-to-date non-GAAP net income per diluted share was $0.47, up 15% compared to $0.41 for the prior year.

Second quarter 2012 non-GAAP adjusted EBITDA was $22.9 million, up 11% compared to $20.6 million for the year ago quarter. June 30, 2012 year-to-date non-GAAP adjusted EBITDA was $45.4 million, up 20% compared to $38.0 million for the prior year.

June 30, 2012 year-to-date net cash provided by operating activities was $38.6 million, up over 300% compared to $9.4 million for the prior year.

Condensed consolidated statements of income, balance sheets and cash flows are attached.

Second quarter 2012 operating revenue for the eDiscovery segment increased 10% to $42.7 million compared to $38.7 million for the year ago quarter.  June 30, 2012 year-to-date operating revenue was $91.6 million, up 53% compared to $59.7 million in the prior year. Second quarter 2012 non-GAAP adjusted EBITDA was $16.0 million compared to $16.3 million for the year ago quarter. June 30, 2012 year-to-date non-GAAP adjusted EBITDA was $33.6 million, up 29% compared to $26.1 million in the prior year. The eDiscovery segment continues to exhibit leadership in the marketplace, and we expect continued double-digit operating revenue growth in this segment as we progress through the second half of the year.

Second quarter 2012 operating revenue for the Bankruptcy segment remained at $21.5 million, consistent with results for the year ago quarter. June 30, 2012 year-to-date operating revenue was $45.7 million compared to $44.3 million in the prior year. Second quarter 2012 non-GAAP adjusted EBITDA was $10.4 million compared to $11.4 million for the year ago quarter. June 30, 2012 year-to-date non-GAAP adjusted EBITDA was $22.2 million compared to $23.9 million in the prior year. The Bankruptcy segment's results reflect the impacts of new matters combined with the continuing activity for existing corporate restructuring matters and creditor monitoring of bankruptcy cases. Epiq's results and market leadership remain strong in a bankruptcy services marketplace experiencing lower filings.

Second quarter 2012 operating revenue for the Settlement Administration segment increased over 200% to $25.7 million compared to $8.4 million in the year ago quarter. June 30, 2012 year-to-date operating revenue was $35.4 million, up 87% compared to $18.9 million in the prior year. Non-GAAP adjusted EBITDA was $5.0 million for the second quarter of 2012 compared to $0.9 million for the year ago quarter. June 30, 2012 year-to-date non-GAAP adjusted EBITDA was $7.5 million, compared to $2.2 million in the prior year. Settlement Administration operating revenue is generally variable from quarter-to-quarter and benefitted from a large active engagement which was principally completed in the second quarter. The segment is expected to continue with strong double-digit operating revenue growth in the second half of the year.

Tom W. Olofson, chairman and CEO of Epiq Systems stated, "We are pleased that our second quarter represented a new quarterly record for operating revenue at almost $90 million.  Our eDiscovery segment continues to exhibit leadership in the marketplace, and the Bankruptcy segment is performing consistently during a lower bankruptcy filing cycle.  The especially strong contribution from our Settlement Administration segment reflects the improved positioning of Epiq in the class action marketplace. We are confident as we enter the second half of the year as strong double-digit operating revenue growth is expected in both the eDiscovery and Settlement Administration segments. Finally, the increase in the cash dividend and the announcement of a share repurchase program are favorable developments for our shareholders and reflect our financial strength and confidence in future periods."

Key events:

  In London, Epiq hosted a panel discussion on June 27, 2012, attended by members of law firms and corporate counsel on the use of Technology Assisted Review (TAR) to reduce costs in eDiscovery. The panel featured Senior Master Steven Whitaker of the Queen's Bench Division and Magistrate Judge Andrew Peck of the U.S. District Court for the Southern District of New York. Laura Kibbe, Epiq's managing director of document review and expert services, was moderator.
  Epiq unveiled its fully-renovated 6,000 square foot Washington, D.C. document review center in June. The document review center has the capacity to seat more than 140 reviewers and has on-site project management, recruiting and staffing operations.
  Epiq released a research report focused on eDiscovery readiness of U.S. and European companies. The report, entitled "When the Regulator Calls," is based on a survey of more than 2,000 corporations across sectors including aerospace, banking and manufacturing in the U.S., France, Germany and the U.K. and is available on Epiq's website.
  On May 18, 2012, Epiq paid a cash dividend of 5.0 cents per share of outstanding common stock. On May 29, 2012, the Board of Directors increased the quarterly cash dividend to 6.5 cents per share of outstanding common stock.  The new quarterly dividend, representing a 30% increase from the prior quarterly dividend rate of 5.0 cents per share, will be paid on August 17, 2012 to shareholders of record at the close of business on July 16, 2012.
  On June 1, 2012, the Board of Directors approved a share repurchase program, authorizing up to an aggregate of $35 million in share repurchases. During the second quarter of 2012, Epiq repurchased 120,000 shares at an average price of $12.04 per share.

Conference Call

Epiq will host a conference call today at 3:30 p.m. central time to discuss these results. The internet broadcast of the call can be accessed at www.epiqsystems.com. To listen by phone, please call (877) 303-6311 before 3:30 p.m. central time. International participants may dial (631) 813-4730. An archive of the internet broadcast will be available on Epiq's website until the next earnings update. A recording of the call will also be available through August 31, 2012, beginning approximately two hours after the call ends. To access the recording, please call (855) 859-2056 and enter conference ID number 97614300.

About Epiq Systems

Epiq Systems is a leading global provider of technology-enabled solutions for electronic discovery, bankruptcy and class action administration. We offer full-service capabilities, which include litigation, investigations, financial transactions, regulatory compliance and other legal matters for eDiscovery. Our innovative technology and services, combined with deep subject-matter expertise, provide reliable solutions for the professionals we serve.

The Epiq Systems, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5250

Use of Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measures: (i) non-GAAP net income (net income adjusted for amortization of acquisition intangibles, share-based compensation, acquisition-related expense, capitalized loan fee amortization, litigation expense/settlement, and the effect of tax adjustments that are outside of Epiq Systems' anticipated effective tax rate, all net of tax), (ii) non-GAAP net income per share, calculated as non-GAAP net income on a fully diluted per share basis, and (iii) non-GAAP adjusted EBITDA (net income adjusted for depreciation, amortization, share-based compensation, acquisition-related expense, net expenses related to financing, litigation expense/settlement, and provision for income taxes).  Income taxes typically represent a complex element of a company's income statement and effective tax rates can vary widely between different periods. Epiq Systems uses an approximate statutory tax rate of 40% to reflect income tax effects in the presentation of its non-GAAP net income and non-GAAP net income per share. Utilization of an approximate statutory tax rate for presentation of the non-GAAP measures is done to allow a consistent basis for investors to understand financial performance of the company across historical periods and to allow a comparison with other companies, many of whom use similar non-GAAP financial measures to supplement their GAAP results.

Although Epiq Systems reports its results using GAAP, Epiq Systems also uses non-GAAP financial measures when management believes those measures provide useful information for its stockholders. These non-GAAP financial measures are intended to supplement the GAAP financial information by providing additional insight regarding results of operations. Certain items are excluded from these non-GAAP financial measures to provide additional comparability measures from period to period. These non-GAAP financial measures will not be defined in the same manner by all companies and may not be comparable to other companies.  These non-GAAP financial measures are reconciled in the accompanying tables to the most directly comparable measures as reported in accordance with GAAP, and should be viewed in addition to, and not in lieu of, such comparable financial measures.

Forward-looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which include, but are not limited to, any projection or expectation of earnings, revenue or other financial items; the plans, strategies and objectives of management for future operations; factors that may affect our operating results; new products or services; the demand for our products or services; our ability to consummate acquisitions and successfully integrate them into our operations; future capital expenditures; effects of current or future economic conditions or performance; industry trends and other matters that do not relate strictly to historical facts or statements of assumptions underlying any of the foregoing. These forward-looking statements are based on our current expectations which may not prove to be accurate.   Forward-looking statements may be identified by terms such as "believe," "expect," "anticipate," "should," "planned," "may," "estimated," "goal," "objective," "seeks," and "potential" and variations of these words and similar expressions or negatives of these words. Because forward-looking statements involve future risks and uncertainties, listed below are a variety of factors that could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. These factors include (1) any material changes in our total number of client engagements and the volume associated with each engagement, (2) any material changes in our clients' deposit portfolio or the services required or selected by our clients in engagements, (3) material changes in the number of bankruptcy filings, class action filings or mass tort actions each year, or changes in government legislation or court rules affecting these filings, (4) overall strength and stability of general economic conditions, both in the United States and in the global markets, (5) significant changes in the competitive environment, (6) risks associated with handling of confidential data and compliance with information privacy laws, (7) changes in or the effects of pricing structures and arrangements, (8) risks associated with the integration of acquisitions into our existing business operations, (9) risks associated with indebtedness, (10) risks associated with foreign currency fluctuations, (11) risks associated with developing and providing software and internet-based technology solutions to our clients, (12) risks associated with cyber attacks, interruptions or delays in services at data centers, (13) risks of errors or failures of software or services, (14) risks associated with our international operations, (15) risks of litigation against us, and (16) other risks detailed from time to time in our SEC filings, including our most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, there may be other factors not included in our SEC filings that may cause actual results to differ materially from any forward-looking statements. We undertake no obligation to update publicly or revise any forward-looking statements contained herein to reflect future events or developments, except as required by law.

EPIQ SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011

REVENUE:
Operating revenue before reimbursed direct costs	$ 89,837	$ 68,691	$ 172,664	$ 122,904
Operating revenue from reimbursed direct costs	8,058	5,263	13,703	10,672
Total Revenue	97,895	73,954	186,367	133,576

OPERATING EXPENSE:
Direct costs (exclusive of depreciation and amortization shown separately below)	41,003	22,854	73,079	42,251
Reimbursed direct costs	7,720	5,152	13,288	10,489
General and administrative	28,232	27,078	60,264	46,368
Depreciation and software and leasehold amortization	6,523	5,806	13,251	11,013
Amortization of identifiable intangible assets	6,752	6,195	13,521	9,961
Fair value adjustment to contingent consideration	(5,471)	(2,775)	(5,471)	(2,775)
Intangible asset impairment expense	1,777	--	1,777	--
Other operating (income) expense	(54)	3,427	(225)	3,910
Total Operating Expense	86,482	67,737	169,484	121,217

INCOME FROM OPERATIONS	11,413	6,217	16,883	12,359

INTEREST EXPENSE (INCOME):
Interest expense	2,713	1,757	5,439	2,567
Interest income	(1)	(11)	(7)	(16)
Net Interest Expense	2,712	1,746	5,432	2,551

INCOME BEFORE INCOME TAXES	8,701	4,471	11,451	9,808

PROVISION FOR INCOME TAXES	3,544	1,698	4,255	3,953

NET INCOME	$ 5,157	$ 2,773	$ 7,196	$ 5,855

NET INCOME PER SHARE INFORMATION:
Net income per share – Diluted	$ 0.14	$ 0.08	$ 0.20	$ 0.16

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – DILUTED	36,488	36,510	36,468	36,507

Cash dividends declared per common share	$ 0.065	$ 0.035	$ 0.115	$ 0.105

EPIQ SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2012	December 31, 2011

ASSETS
ASSETS:
Cash and cash equivalents	$ 6,898	$ 2,838
Trade accounts receivable, net	98,541	89,619
Property and equipment, net	45,332	46,773
Goodwill	404,057	402,736
Other intangibles, net	73,019	88,087
Other	42,110	48,611

TOTAL ASSETS	$ 669,957	$ 678,664

LIABILITIES AND EQUITY
LIABILITIES:
Accounts payable	$ 21,696	$ 12,048
Indebtedness	242,099	263,478
Other liabilities	70,327	70,219
EQUITY	335,835	332,919

TOTAL LIABILITIES AND EQUITY	$ 669,957	$ 678,664

EPIQ SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six months ended June 30,
	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 7,196	$ 5,855
Non-cash adjustments to net income:
Depreciation and amortization	26,772	20,974
Other, net	3,430	5,017
Changes in operating assets and liabilities, net	1,175	(22,427)
Net cash provided by operating activities	38,573	9,419

CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment, software and other	(11,057)	(10,530)
Payment of deferred acquisition consideration	(8,400)	--
Cash paid for business acquisition, net of cash required	--	(99,232)
Net cash used in investing activities	(19,457)	(109,762)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in indebtedness	(8,012)	111,870
Common stock repurchases	(3,489)	(10,858)
Cash dividends paid	(3,590)	(2,479)
Other	130	589
Net cash (used in) provided by financing activities	(14,961)	99,122

Effect of exchange rate changes on cash	(95)	584

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$ 4,060	$ (637)

EPIQ SYSTEMS, INC.
RECONCILIATION OF NET INCOME TO
NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011

NET INCOME	$ 5,157	$ 2,773	$ 7,196	$ 5,855
Plus:
Depreciation and amortization	13,275	12,001	26,772	20,974
Share-based compensation	1,549	1,680	3,403	3,517
Acquisition-related (income) expense (1)	(3,467)	652	(1,298)	1,135
Expense related to financing, net (2)	2,062	1,746	4,114	2,551
Litigation expense	764	--	1,005	--
Provision for income taxes	3,544	1,698	4,255	3,953
	17,727	17,777	38,251	32,130
NON-GAAP ADJUSTED EBITDA	$ 22,884	$ 20,550	$ 45,447	$ 37,985

(1) Acquisition-related expense includes direct acquisition costs, compensation and accretion expenses related to future potential contingent consideration, non-cash fair value adjustments for acquisitions related to contingent consideration and impairment charges for an acquisition-related intangible asset.
(2) Expense related to financing is net of interest income and excludes the accretion of a discount for acquisition-related obligations.

EPIQ SYSTEMS, INC.
RECONCILIATION OF NET INCOME
TO NON-GAAP NET INCOME
(In thousands, except per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011

NET INCOME	$ 5,157	$ 2,773	$ 7,196	$ 5,855
Plus (net of tax(1)) :
Amortization of acquisition intangibles	4,052	3,717	8,113	5,977
Share-based compensation	948	999	2,042	2,079
Acquisition-related (income) expense (2)	(2,080)	391	(779)	681
Loan fee amortization	114	107	227	180
Litigation expense	458	--	603	--
Effective tax rate adjustment (3)	64	(90)	(325)	30
	3,556	5,124	9,881	8,947
NON-GAAP NET INCOME	$ 8,713	$ 7,897	$ 17,077	$ 14,802
NON-GAAP NET INCOME PER SHARE - DILUTED	$ 0.24	$ 0.22	$ 0.47	$ 0.41

(1) Individual adjustments are calculated using a tax rate of 40%.
(2) Acquisition-related expense includes direct acquisition costs, compensation and accretion expenses related to future potential contingent consideration, non-cash fair value adjustments for acquisitions related to contingent consideration and impairment charges for an acquisition-related intangible asset.
(3) The effective tax rate adjustment reflects a non-GAAP provision for income taxes at an approximate statutory tax rate of 40%.

EPIQ SYSTEMS, INC.
OPERATING REVENUE
(In thousands)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011

eDiscovery	$ 42,711	$ 38,717	$ 91,559	$ 59,688
Bankruptcy	21,466	21,532	45,695	44,306
Settlement Administration	25,660	8,442	35,410	18,910

TOTAL OPERATING REVENUE BEFORE REIMBURSED DIRECT COSTS	$ 89,837	$ 68,691	$ 172,664	$ 122,904

EPIQ SYSTEMS, INC.
NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011

eDiscovery	$ 16,022	$ 16,296	$ 33,615	$ 26,127
Bankruptcy	10,444	11,426	22,169	23,925
Settlement Administration	5,033	900	7,527	2,208
Corporate and Unallocated (1)	(8,615)	(8,072)	(17,864)	(14,275)

TOTAL NON-GAAP ADJUSTED EBITDA	$ 22,884	$ 20,550	$ 45,447	$ 37,985

(1) Non-GAAP corporate and unallocated adjusted EBITDA excludes acquisition-related expense for compensation related to future potential contingent consideration and litigation expense.

EPIQ SYSTEMS, INC.
CALCULATION OF DILUTED NET INCOME PER SHARE AND
DILUTED NON-GAAP NET INCOME PER SHARE
(In thousands, except per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011

NET INCOME	$ 5,157	$ 2,773	$ 7,196	$ 5,855
Amounts re-allocated to nonvested shares	(62)	--	(76)	--
NET INCOME ADJUSTED FOR DILUTED CALCULATION	$ 5,095	$ 2,773	$ 7,120	$ 5,855

NON-GAAP NET INCOME	$ 8,713	$ 7,897	$ 17,077	$ 14,802
Amounts re-allocated to nonvested shares	(62)	--	(76)	--
NON- GAAP NET INCOME ADJUSTED FOR DILUTED CALCULATION	$ 8,651	$ 7,897	$ 17,001	$ 14,802

BASIC WEIGHTED AVERAGE SHARES	35,599	35,069	35,539	35,081
Adjustment to reflect share-based awards	889	1,441	929	1,426
DILUTED WEIGHTED AVERAGE SHARES	36,488	36,510	36,468	36,507

NET INCOME PER SHARE – DILUTED	$ 0.14	$ 0.08	$ 0.20	$ 0.16

NON-GAAP NET INCOME PER SHARE - DILUTED	$ 0.24	$ 0.22	$ 0.47	$ 0.41
CONTACT: For more information
         Lew P. Schroeber, Investor Relations
         telephone: 913-621-9500
         email:  ir@epiqsystems.com
         or visit us online at www.epiqsystems.com